exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 5, 2025 with respect to the financial statements of Finnovate Acquisition Corp. as of and for the year ended December 31, 2024 in this Annual Report on Form 20-F and the related Prospectus of Scage Future filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

July 3, 2025